EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
REVA MEDICAL, INC.

Pursuant to Sections 228 and 242 of
the General Corporation Law of the
State of Delaware

          REVA MEDICAL, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
          FIRST: That the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and its stockholders to covert each one (1) outstanding share of Non-Voting Common Stock into one (1) share of Common Stock (the “Conversion”). To this end, the Board of Directors has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s existing Certificate of Incorporation to effect the Conversion; and (ii) declaring such amendment to be advisable for the Corporation and its stockholders.
          SECOND: That the stockholders of the Corporation have authorized and approved the amendment in accordance with Section 228 of the Delaware General Corporation Law.
          THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.
          FOURTH: That upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation, Section (A) of Article IV of the Certificate of Incorporation shall be amended and restated to read in its entirety as follows:
“A.	Classes of Stock. This corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Fifty Million Eight Hundred Six Thousand Nine Hundred Eighteen (50,806,918) shares. Thirty Million (30,000,000) shares shall be Common Stock, One Hundred Thirty Thousand (130,000) shares shall be Non-Voting Common Stock and Twenty Million Six Hundred Seventy-Six Thousand Nine Hundred Eighteen (20,676,918) shares shall be Preferred Stock, each of which shall have the respective rights, preferences, privileges and restrictions described herein. The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value $0.0001 per share.
          On the date the Corporation files this Certificate of Amendment with the

Secretary of State of the State of Delaware (the “Effective Time”), each one (1) share of Non-Voting Common Stock, par value $0.0001 per share, of the Corporation issued and outstanding or held in treasury at the Effective Time shall be automatically converted without any further action by the Corporation or the holder thereof into one (1) share of Common Stock, par value $0.0001 per share (the “Conversion”). Following notice of the Conversion, each holder of any shares of Non-Voting Common Stock converted into Common Stock pursuant to this Section (A) shall deliver to the Corporation during regular business hours at the office of the Corporation, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares of Non-Voting Common Stock so converted, duly endorsed or assigned in blank to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at no cost, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to be issued and such holder shall be deemed to have become a stockholder of record of Common Stock as of the Effective Time.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Robert K. Schultz, its President and Chief Operating Officer, this __th day of __________, 2010.

REVA MEDICAL, INC.
By:
Robert K. Schultz
President and Chief Operating Officer